Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports a 23 Percent Increase in First Quarter Earnings

April 26, 2005

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported first quarter earnings of $3.1 million or $0.56 per share on a diluted basis, an increase of 23.4% when compared to the same period last year. Net income for the quarter ended March 31, 2004 was $2.5 million or $0.46 per share on a diluted basis.

Total assets were $812 million, total deposits were $679 million and total stockholders’ equity was $95 million at March 31, 2005. The Company increased its quarterly dividend payment to $0.19 per share during the first quarter of 2005.

Net Interest Income
Net interest income for the first quarter of 2005 increased 28.9% totaling $8.3 million, compared to $6.4 million for the same period in 2004. This increase was the result of an increase in interest income of 26.4% during the first quarter of 2005 to $10.8 million, compared to $8.6 million for the same period of 2004. An increase in the volume of earning assets and the overall yield on earning assets are the reasons for this growth. The average volume of earning assets increased $81.5 million when compared to March 31, 2004, totaling $741.4 million at March 31, 2005.

Interest expense also increased for the first quarter of 2005 totaling $2.5 million, compared to $2.1 million for the first quarter of 2004. The overall rate paid for interest-bearing deposits increased slightly, although the majority of the increased expense is attributable to an increased volume of interest-bearing liabilities.

The Company’s net interest margin increased to 4.18% for the first quarter of 2005, compared to 4.10% for the year ended December 31, 2004 and 3.95% for the same quarter last year. The average yield on earning assets was 5.88% for the quarter, compared to 5.24% for the same quarter last year. Increases in short-term rates by the Federal Reserve, which began in 2004, have had a positive effect on yields on loan and federal funds sold. The average rate paid for interest-bearing liabilities for the first quarter of 2005 increased 15 basis points from 1.55% to 1.70% when compared to December 31, 2004. The average rate paid for interest-bearing liabilities was 1.59% for the quarter ended March 31, 2004.

Loans and Deposits
Total loans, net of unearned income, increased $808 thousand during the first quarter of 2005 to $596.3 million, compared to $595.5 million at December 31, 2004.

The provision for loans losses was $180 thousand and $105 thousand for the quarters ended March 31, 2005 and 2004, respectively. Net charge-offs were $114 thousand for the quarter compared to $225 thousand for the same period last year. Management believes that the provision for credit losses and the resulting allowance are adequate at March 31, 2005.

Deposits increased $20.1 million during the first quarter of 2005 when compared to December 31, 2004. Total deposits were $678.8 million at March 31, 2005, compared to $658.7 million at December 31, 2004. Money market and savings account balances increased approximately $7.2 million, certificates of deposit $100,000 or more increased $7.5 million, and other time deposits increased $7.8 million, while NOW and SuperNOW accounts declined $3.1 million during the quarter ended March 31, 2005.

Noninterest Income
Total noninterest income for the three months ended March 31, 2005 increased $284 thousand when compared to the three months ended March 31, 2004. The increase is attributable to an increase in service charges on deposit accounts of $67 thousand, an increase in insurance agency commissions of $175 thousand, and an increased gain on the sale of securities of $42 thousand.

Noninterest Expenses
Total noninterest expense increased $1.1 million for the three-month period ended March 31, 2005 when compared to the same period last year. Approximately $504 thousand of the increase is attributable to the operation of The Felton Bank, which was acquired on April 1, 2004. Increases in salaries and benefits expense ($861 thousand), premises and equipment expense ($66 thousand) and other operating expense ($153 thousand), relate to a new branch opened in the fourth quarter of 2004 and overall growth of the Company.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC, and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Exhibit 99.1 to the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2004.

For further information contact: W. Moorhead Vermilye, President and CEO